Exhibit 99.3
AMENDMENTTO EMPLOYMENT AGREEMENT
between
AdCare Health Systems, Inc.

and
Ronald W. Fleming

This Amendment (this "Amendment") is made the 11th day of December, 2013, and amends the Employment Agreement dated July 3, 2013 (the "Employment Agreement") between AdCare Health Systems, Inc. (the "Company") and Ronald W. Fleming (the "Officer").

Background

The Company and the Officer desire to amend the Employment Agreement to reduce the Officer's annual base salary by $20,000 in exchange for the annual grant of an option to purchase common stock of the Company.

Statement of Agreement

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree that the Employment Agreement is amended as follows:

1.By adding the following to the end of Section 3(a):

"Notwithstanding the foregoing, effective January 1, 2014, the Annual Salary shall be reduced, solely for purposes this Section 3(a) and for no other purposes of this Agreement, by
$20,000 per year, which reduction shall be applied ratably in substantially equal installments from each installment of Annual Salary that is payable during the year. The Annual Salary reduction shall not be taken into account for Section 3(b), Section 5(c) or any other section or purpose of this Agreement. The reduction shall remain in effect until the date of a Change in Control (as defined in Section 3(c)) during the Employment Term, at which date the Annual Salary shall be restored without reduction prospectively and without adjustment for the past reductions. In exchange for the Annual Salary reduction, the Company shall grant the Officer an option to purchase shares of Common Stock (as defined in Section 3(c)) annually during the Employment Term under the 2011 Plan (as defined in Section 3(c)) (or other plan if the 2011 Plan is not available), which shall be an "incentive stock option" within the meaning of Section 422 of the Code (as defined in Section 5(c)) to the maximum extent permitted pursuant to the terms of the 2011 Plan (or other plan if the 201 1 Plan is not available)(the "Option"). Each Option shall be granted on November 12 of each calendar year preceding the calendar year in which the Annual Salary reduction is to occur. (Therefore, the first Option shall be granted on November 12, 2013.) Each Option shall be calculated by the Company to have a value as of the date of grant, using the Black-Scholes methodology or other methodology for valuing the Option that is consistent with generally accepted accounting principles ("GAAP"), that is equal to $20,000. Each Option shall vest one twelfth (1/12) on the last day of each month as to which the related reduction in the installment of Annual Salary applies (so the first one twelfth (1/12) vesting shall occur on January 31, 2014), subject to the Officer's continued employment by the Company on the vesting date. In the event of a "change in control" (as defined in the 2011 Plan (or such other plan under which the Option is granted), or as defined in the Employment Agreement in the absence of a plan definition) that occurs during the Employment Term, any unvested portion of the Option shall become one hundred percent (100%) vested upon the date of the change in control. The unvested portion of the Option shall be forfeited upon termination of the Officer's employment. The Option exercise price shall be the fair market value per share on the date of grant of the Option as determined pursuant to the 2011

Plan (or other plan if the 2011 Plan is not available)."

2.By substituting the following definition of "Change in Control" for the definition in Section 3(c) of the Employment Agreement:

'"Change in Control ' means one or more sales or dispositions, within a twelve (12) month period, of assets representing a majority of the value of the assets of the Company or the acquisition (whether by purchase or through a merger or otherwise) of common stock of the Company immediately following which the holders of common stock of the Company immediately prior to such acquisition cease to own directly or indirectly common stock of the Company or its legal successor representing more than fifty percent (50%) of the voting power of the common stock of the Company or its legal successor."

Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect as prior to this Amendment.

The parties have executed this Amendment, each of which if executed in counterpart shall be deemed to be an original, as of the date set forth at the beginning hereof.

THE COMPANY:	THE OFFICER:

ADCARE HEALTH SYSTEMS, INC.	Ronald W. Fleming

By: /s/ Boyd P. Gentry	/s/ Ronald W. Fleming
Boyd P. Gentry,
President and CEO